EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Percent Ownership	State of Incorporation

Pioneer Bank, National Association	100%	New York

Pioneer Insurance Agency, Inc.*	100%	New York

Pioneer Financial Services, Inc.*	100%	New York

*    Subsidiary of Pioneer Bank, National Association